Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NERDWALLET, INC.
The undersigned Tim Chen hereby certifies that:
1.He is the duly elected and acting President of NerdWallet, Inc., a Delaware corporation.
2.The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was December 29, 2011.
3.Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends this corporation’s Certificate of Incorporation as follows:
(a)The second paragraph of Article IV of this corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“The total number of shares of stock that the Corporation shall have authority to issue is (i) 265,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), (ii) 31,686,000 shares of Class F Common Stock, $0.0001 par value per share (the “Class F Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and (iii) 8,650,628 shares of Series A Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).
(b) Article IV.B Section 4.1.1 of this corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“4.1.1    Conversion Ratio.
(a)    Except as otherwise set forth in subsection 4.1.1(b) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $8.9796. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.
(b)    Notwithstanding the foregoing, if the conversion of Series A Preferred Stock is in connection with an Initial Offering (as defined below) in which the initial public offering price of shares of Class A common stock to the public (the “Initial Offering Price”) is less than $17.9592 per share

(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock) (the “Minimum Offering Price”), then each share of Series A Preferred Stock shall be convertible, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Minimum Offering Price by the Initial Offering Price.”
(c)Article IV.B Section 5.1 of this corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation (an “Initial Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.”
4.The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
*    *

The undersigned has signed this Certificate of Amendment to Amended and Restated Certificate of Incorporation on this 26th day of October, 2021.

/s/ Tim Chen
Tim Chen

Chief Executive Officer
NerdWallet, Inc.
Certificate of Amendment to Amended and Restated Certificate of Incorporation